Exhibit 99.1

Cronos Group Announces Completion of Continuance to British Columbia

TORONTO, July 9, 2020 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos Group” or the “Company”) announces that, effective today, the Company has continued from the laws of the Province of Ontario to the laws of the Province of British Columbia (the “Continuance”).The Continuance was approved by shareholders of the Company at the Company’s 2020 Annual and Special Meeting of Shareholders held on June 25, 2020.

The British Columbia corporate statute provides additional flexibility, including with respect to the composition of the board of directors of the Company (the “Board”) by virtue of the absence of a Canadian residency requirement for members of the Board. This will allow the Company to consider Board candidates from a larger pool of candidates to ensure the Board maintains the right composition, skills, expertise and diversity to drive long-term value.

About Cronos Group
Cronos Group is an innovative global cannabinoid company with international production and distribution across five continents. Cronos Group is committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos Group is building an iconic brand portfolio. Cronos Group’s portfolio includes PEACE NATURALS™, a global wellness platform, two adult-use brands, COVE™ and Spinach™, and two hemp-derived CBD brands, Lord Jones™ and PEACE+™. For more information about Cronos Group and its brands, please visit: www.thecronosgroup.com.

Forward-looking Statements
This press release may contain information that may constitute “forward-looking information” or “forward-looking statements” within the meaning of applicable Canadian and U.S. securities laws (collectively, “Forward-looking Statements”). All information contained herein that is not clearly historical in nature may constitute Forward-looking Statements. In some cases, Forward-looking Statements can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “plan”, “anticipate”, “intend”, “potential”, “estimate”, “believe” or the negative of these terms, or other similar expressions intended to identify Forward-looking Statements. Some of the Forward-looking Statements contained in this press release include the Company's intention to build an international iconic brand portfolio and develop disruptive intellectual property and the anticipated benefits of the Continuance. Forward-looking Statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive risks, financial results, results, performance or achievements expressed or implied by those Forward-looking Statements and the Forward-looking Statements are not guarantees of future performance. A discussion of some of the material risks applicable to the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (as amended), the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2020 and the Company’s definitive proxy statement dated April 28, 2020, all of which have been filed on SEDAR and EDGAR and can be accessed at www.sedar.com and www.sec.gov/edgar, respectively. Any Forward-looking Statement included in this press release is made as of the date of this press release and, except as required by law, Cronos Group disclaims any obligation to update or revise any Forward-looking Statement. Readers are cautioned not to put undue reliance on any Forward-looking Statement.

Cronos Group Contact
Anna Shlimak
Tel: (416) 504-0004
investor.relations@thecronosgroup.com